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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regal Entertainment Group:

We consent to the use of our report dated February 6, 2004, with respect to the consolidated financial statements of Regal Entertaiment Group and subsidiaries as of and for the years ended January 1, 2004 and December 26, 2002, and the combined financial statements for the period ended January 3, 2002, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for fiscal 2002 for goodwill and other intangible assets.

/s/ KPMG LLP

Nashville, Tennessee
July 30, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm